Exhibit 10.27

DONNELLEY FINANCIAL SOLUTIONS, INC.
STOCK UNIT AWARD

(2016 PIP)

This Stock Unit Award (“Award”) is granted as of XXXXX (the “Grant Date”) by Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”), to XXXXXX (“Grantee”).

1.Grant of Award.  This Award is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby credits to Grantee XXXXX stock units (the “Stock Units”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2016 Performance Incentive Plan (the “2016 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP.

2.Vesting.

(a)Except to the extent otherwise provided in paragraph 2(b) or 3 below, the Stock Units shall vest as follows:

[Insert Vesting Schedule]

(b)Notwithstanding anything provided in the 2016 PIP or any other agreement with Grantee to the contrary, if on or within three months prior to or two years after the date of a Change in Control, Grantee’s employment is terminated by the Company or any successor entity thereto without Cause, or Grantee resigns his or her employment with Good Reason, the Stock Units shall become fully vested.  Unless otherwise defined in Grantee’s employment agreement or other arrangement with the Company, “Cause” and “Good Reason” shall have the meanings ascribed to them below.

“Cause” means (i) Grantee’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such failure subsequent to Grantee’s being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to Grantee by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which Grantee has not performed his or her duties, (ii) Grantee’s willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with Grantee’s duty and station) promptly upon receipt of such written direction.  For the purposes of this definition, no act or failure to act by Grantee shall be considered “willful” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company.  Notwithstanding the foregoing, the Company shall provide Grantee with a reasonable amount of time, after a notice and demand for substantial performance is delivered to Grantee, to cure any such failure to perform, and if such failure is so cured within a reasonable time (which shall be no less than thirty (30) days) thereafter, such failure shall not be deemed to have occurred.

“Good Reason” means, without Grantee’s express written consent, the occurrence of any of the following events: (i) a reduction by more than 10% by the Company in Grantee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time, (ii) any requirement of the Company that Grantee’s office be more than seventy-five (75) miles from Grantee’s then-primary work location, or (iii) any material breach by the Company of any employment agreement between Grantee and the Company.  Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of notice thereof given by Grantee.  Grantee’s right to terminate employment for Good Reason shall not be affected by Grantee’s incapacities due to mental or physical illness and Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Grantee must provide notice of termination of employment within ninety (90) days following Grantee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(c)In the event that, in connection with a Change in Control, shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, are substituted, pursuant to Section 3(d)(i) of Article VI of the Plan, for some or all of the shares of common stock subject to the Stock Units granted hereunder (the “Replaced Award”), an award evidencing such substitution shall satisfy the terms and conditions to qualify as a Replacement Award.  Such substituted award constitutes a “Replacement Award” if: (i) it is of the same type as the Replaced Award after taking into account any vesting of the Replaced Award in connection with the Change in Control (or, if it is of a different type as the Replaced Award (such as a deferred cash equivalent award), the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; (iv) its terms and conditions comply with Section 3(d)(i) of Article VI of the Plan; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including any  provisions that would apply in the event of a subsequent Change in Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the foregoing conditions are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Replaced Awards and Replacement Awards that are options or SARs by reference to either their intrinsic value or their fair value.

3.Treatment Upon Separation from Service.

(a)If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), the Stock Units shall become fully vested of the date of such Separation from Service.

(b)Subject to paragraph 2(b) above and the terms and conditions of any employment agreement between Grantee and the Company, if Grantee has a Separation from Service other than for death or Disability, the Stock Units, if unvested, shall be forfeited.

4.Issuance of Common Stock in Satisfaction of Stock Units.  As soon as practicable, but not more than 2½ months following the vesting date, the Company shall issue one share of common stock of the Company (“Common Stock”) to Grantee for each Stock Unit that has vested on such date.  Each Stock Unit shall be cancelled upon the issuance of a share of Common Stock with respect thereto.

5.Dividends.  No dividends or dividend equivalents will accrue with respect to the Stock Units.

6.Rights as a Shareholder.  Prior to issuance, Grantee shall not have the right to vote, nor have any other rights of ownership in, the shares of Common Stock to be issued in satisfaction of Stock Units upon their vesting.

7.Withholding Taxes.

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date  or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

8.Non-Solicitation.

(a)Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer's business.  Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c)Grantee shall not, while employed by the Company and for a period of two years following Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

(d)Grantee acknowledges that the non-solicitation restrictions set forth in this Section 8 apply whether or not the Stock Units subject to this Award actually vest.

9.Miscellaneous.

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)This Award shall be governed in accordance with the laws of the state of Delaware.

(d)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e)Neither this Award nor the Stock Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(f)The Compensation Committee of the Board of Directors of the Company (the “Committee”), as from time to time constituted, shall have the right to determine any questions which arise in connection with this Award or the Stock Units.  This Award and the Stock Units are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(g)If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his own account for investment, and without the present intention of distributing or selling such Common Stock or any of them. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder.  Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock; any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.  If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(h)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

(i)This Award is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, as a “short-term deferral.”  This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph.  If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.  By signing this Award you acknowledge that if any amount paid or payable to you becomes subject to section 409A of the Code, you are solely responsible for the payment of any taxes and interest due as a result.

(j)Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

Donnelley Financial Solutions, Inc.

By:

Name:  Kirk Williams

Title:  Chief Human Resources Officer

All of the terms of this Award are accepted as of this ___ day of ______, 2021.

______________________________

Grantee: